                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-K/A

               Current Report Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    12/31/97
                                                     --------

                           Marlton Technologies, Inc.
             (Exact name of registrant as specified in its charter)

       NEW JERSEY                  -------------                  22-1825970
    -----------------                                        -------------------
(State or other jurisdiction                                  (I.R.S. Employer
    of incorporation)          (Commission File Number)      Identification No.)

  2828 Charter Road, Philadelphia, PA                                19154
----------------------------------------                          ----------
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code               215-676-6900

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

          (a) Financial Statements of DMS Store Fixtures, L.P., attached hereto as Annex E-1.

               1. Balance Sheet as of September 30, 1997 (unaudited) and December 31, 1996.
               2. Statement of Operations for the nine months ended September 30, 1997 and 1996 (unaudited).
               3. Statement of Cash Flows for the nine months ended September 30, 1997 and 1996 (unaudited).
               4. Statement of Partners' Equity for the nine months ended September 30, 1997 (unaudited).
               5.   Notes to Financial Statements.

          (b) Unaudited Pro Forma Condensed Financial Information of Marlton Technologies, Inc. and DMS Store Fixtures, L.P.
               1. Unaudited Pro Forma Condensed Combined Statement of Earnings for the nine months Ended September 30, 1997.
               2. Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997.
               3. Notes to Unaudited Pro Forma Condensed Combined Financial Information.

          (c) Management's Discussion and Analysis of DMS Store Fixtures, L.P. Financial Condition and Results of Operations

                                    ANNEX E-1

            DMS Store Fixtures, L.P. Financial Statements (Unaudited)

                  For the Nine Months Ended September 30, 1997

                                    Contents

Audited Financial Statements:

          Balance Sheet                                                       1
          Statement of Operations                                             2
          Statement of Cash Flows                                             3
          Statement of Partners' Equity                                       4
          Notes to Financial Statements                                       5

                                                                       Annex E-1
                            DMS STORE FIXTURES, L.P.
                                 BALANCE SHEETS
                    September 30, 1997 and December 31, 1996



                                                                            (Unaudited)
                                                                 September 30,        December 31,
                        ASSETS                                       1997                 1996
                                                                 -----------           -----------

Current:
   Cash and cash equivalents                                     $   534,121           $ 3,533,874
   Accounts receivable, net                                        6,451,314             2,997,769
   Inventory (Note 1)                                              2,565,592             2,440,310
   Prepaids and other current assets                                 376,781               121,790
                                                                 -----------           -----------

          Total current assets                                     9,927,808             9,093,743

Property and equipment,net of accumulated
   depreciation of $174,503 and $147,139, respectively               121,944               142,535
                                                                 -----------           -----------

          Total assets                                           $10,049,752           $ 9,236,278
                                                                 ===========           ===========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable, partners & affiliate                           $ 3,101,674           $ 3,815,467
   Accounts payable                                                  948,591               571,360
   Accrued expenses and other                                      1,027,853               786,225
                                                                 -----------           -----------

          Total current liabilities                                5,078,118             5,173,052

Partners' equity                                                   4,971,634             4,063,226
                                                                 -----------           -----------

          Total liabilities and partners' equity                 $10,049,752           $ 9,236,278
                                                                 ===========           ===========



                       See notes to financial statements.

                            DMS STORE FIXTURES, L.P.
                             STATEMENT OF OPERATIONS
                                   (Unaudited)


                                                  For the nine months ended
                                                        September 30,
                                                  1997                1996
                                              ------------         ------------
Net sales                                     $ 25,628,604         $ 21,669,021
Cost of sales                                   19,523,196           16,763,578
                                              ------------         ------------
      Gross profit                               6,105,408            4,905,443
                                              ------------         ------------

Expenses:
     Selling                                     1,038,537              899,322
     Administrative and general                  2,196,401            2,158,946
                                              ------------         ------------
                                                 3,234,938            3,058,268
                                              ------------         ------------

      Operating income                           2,870,470            1,847,175
                                              ------------         ------------

Other income (expense):
     Interest income                                78,545               60,895
     Interest (expense), partners                 (207,929)            (192,974)
     Other income (Note 3)                          67,320             (315,886)
                                              ------------         ------------
                                                   (62,064)            (447,965)
                                              ------------         ------------

Income before income taxes                       2,808,406            1,399,210

Provision for income taxes (Note 1)                   --                   --
                                              ------------         ------------

Net income                                    $  2,808,406         $  1,399,210
                                              ============         ============



                       See notes to financial statements.

                            DMS STORE FIXTURES, L.P.
                             STATEMENT OF CASH FLOWS

                                                                                         (Unaudited)
                                                                                      Nine Months Ended
                                                                                1997                1996
                                                                             -----------         -----------
Cash flows provided by operating activities:
     Net income                                                              $ 2,808,406         $ 1,399,210
     Adjustments to reconcile net income to cash
       provided by operating activities:
          Depreciation                                                            27,364              37,300
     Change in assets and liabilities:
          (Increase) in accounts receivable, net                              (3,453,546)         (1,454,305)
          (Increase) decrease in inventory                                      (475,041)            413,363
          (Increase) decrease in prepaids and other assets                        95,031            (757,812)
          Increase in accounts payable and other accrued expenses                618,597             487,896
                                                                             -----------         -----------
                                                                                                 -----------

                  Net cash provided by (used in) operating activities           (379,189)            125,652
                                                                             -----------         -----------

Cash flows (expended through) investing activities:
     Capital expenditures                                                         (6,773)            (89,860)
                                                                             -----------         -----------
                 Net cash (expended through) investing activities                 (6,773)            (89,860)
                                                                             -----------         -----------

Cash flows (expended through) financing activities:
     Payments against notes payable to partners and officers                    (713,791)           (182,925)
     Distributions to partners                                                (1,900,000)           (576,000)
                                                                             -----------         -----------
                 Net cash (expended through) financing activities             (2,613,791)           (758,925)
                                                                             -----------         -----------

(Decrease) in cash and cash equivalents                                       (2,999,753)           (723,133)
Cash and cash equivalents - beginning of period                                3,533,874           1,766,609
                                                                             -----------         -----------
Cash and cash equivalents - end of period                                    $   534,121         $ 1,043,476
                                                                             ===========         ===========

Supplemental cash flow information:
     Cash paid for interest                                                  $   207,929         $   192,974
                                                                             ===========         ===========

                       See notes to financial statements.

                            DMS STORE FIXTURES, L.P.
                          STATEMENT OF PARTNERS' EQUITY
                                   (UNAUDITED)


                                                        General             Limited                  Total
                                                        Partner             Partner                  Equity
                                                     --------------     ----------------       -----------------
Balance, December 31, 1996                           $    31,792           $ 4,031,436            $ 4,063,228

Distributions during the nine month period                  --              (1,900,000)            (1,900,000)


Net income for the nine month period                      24,905             2,783,501              2,808,406
                                                     -----------           -----------            -----------

Balance, September 30, 1997                          $    56,697           $ 4,914,937            $ 4,971,634
                                                     ===========           ===========            ===========





                                See notes to financial statements.

                            DMS STORE FIXTURES, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

Summary of Accounting Policies:

1. Business and organization and basis of presentation:

                  DMS Store Fixtures, L.P. (the "Company") is a Pennsylvania limited partnership which was formed on January 1, 1995.

                  Upon formation of the Company, DMS Store Fixtures, Inc. (DMS), an S-Corporation, transferred all of its assets and liabilities to the Company in exchange for an initial capital account stated at $3 million. All amounts were transferred at historical book value for financial reporting purposes. The general partners and other limited partners entered into subscription agreements for their initial capital of $303,000. The operations of the Company are a continuation of that of DMS.

                  The Company (formerly operating as DMS) is a designer and manufacturer of store fixtures and point of purchase displays primarily for sale to large retail department stores.

                  The financial statements include all of the accounts of DMS. In the opinion of the Company's management, all adjustments (primarily consisting of normal recurring accruals) have been made which are necessary to present fairly the financial condition as of September 30, 1997 and the results of operations and cash flows for the nine month periods ended September 30, 1997 and 1996, respectively. The December 31, 1996 balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles and may include certain account reclassifications for comparative purposes with the September 30, 1997 consolidated balance sheet.

         Fiscal year:

                  The Company's fiscal year ends on the Friday closest to December 31. The 1996 fiscal year includes the fifty-two weeks ended December 27, 1996.

         Inventories:

                  Inventories consist principally of finished goods and are stated at the lower of cost (first-in, first-out method) or market. Inventory balances also include advances to vendors for inventory on order of $246,516 as of December 31, 1996.

         Property and equipment and depreciation:

                  Property and equipment are stated at cost. Depreciation is provided by accelerated methods over the estimated and useful lives of the related assets.

         Income taxes:

                  The company is not a taxpaying entity for federal or state income tax purpose. As such, no income tax expense has been presented in the financial statements. Income from the Company is taxed to the partners/shareholders in their individual returns.

                            DMS STORE FIXTURES, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

2. Major customers:

                                  Percentage of                  Percentage of
                                   net sales                 accounts receivable
                              -------------------            -------------------
                               Nine Months Ended
                                 September 30,                  September 30,
 Customer                        1997      1996             1997          1996
                                 ----      ----             ----          ----
   "A"                           34%        42%              10%           18%
   "B"                           33%        26%              62%           49%
                                 ---        ---              ---           ---
   Total                         67%        68%              72%           67%
                                 ===        ===              ===           ===
3. Other Income:

               During the second quarter of 1996 the partnership incurred a charge of $322,792 representing deferred compensation to the partners.

4. Subsequent event:

         During May 1997, the partners of the Company signed a letter of intent to sell their interests in the Company to Marlton Technologies, Inc. Consideration will consist of stock and cash.

                         PRO FORMA FINANCIAL STATEMENTS

        The following unaudited Pro Forma Condensed Combined Balance sheet as of September 30, 1997, and the Pro Forma Condensed Combined Statement of Earnings for the nine months ended September 30, 1997 and the fiscal year ended December 31, 1996, are presented to give effect to the Acquisition.

         Historical financial data regarding the Company used to prepare the pro forma financial statements were derived from the unaudited consolidated financial statements included in the Company's quarterly report on Form 10-Q, for the period ended September 30, 1997. These pro forma financial statements should be read in conjunction with such historical financial statements.

         Historical financial data regarding DMS used to prepare the pro forma financial statements were derived from the unaudited financial statements of DMS for the nine months ended September 30, 1997, which is attached to this 8K statement as Annex E-1 and made a part hereof. These pro forma financial statements should be read in conjunction with such historical financial statements.

         The pro forma adjustments herein are based on available information and certain assumptions that the Company's management believes are reasonable. Pro forma adjustments made in the Pro Forma Condensed Combined Balance Sheet assume that the Acquisition of DMS was consummated on September 30, 1997, and do not reflect the impact of DMS' operating results or changes in balance sheet amounts subsequent to September 30, 1997. The pro forma adjustments to the Pro Forma Condensed Combined Statement of Earnings assume that the Acquisition of DMS was consummated at the beginning of the fiscal year presented (January 1, 1996) and carried through the interim period presented (nine months ended September 30, 1997).

         The Pro Forma Condensed Balance Sheet and Pro Forma Condensed Combined Statements of Earnings are based on assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the transaction on the historical financial statements. In addition, such pro forma financial statements should not be used as a basis for forecasting the future operations of the Company.

               MARLTON TECHNOLOGIES, INC. and DMS STORES FIXTURES
                   PRO-FORMA CONDENSED COMBINED BALANCE SHEET
                               September 30, 1997

                                                             Historical                                 Pro-forma
                                                ---------------------------------------    ---------------------------------------
                                                                                             Acquisition
                                                    Marlton               DMS                Adjustments
                                                 Technologies            Store              Incr. (Decr.)           Pro-forma
                                                     Inc.              Fixtures               (Note 1)              Combined
                                                ---------------- ----------------------    ----------------     ------------------
ASSETS
CASH                                             $  5,627,644         $    534,121         ($ 2,573,308)c        $  1,938,457
                                                                                           ($ 1,650,000)a
ACCOUNTS RECEIVABLE, NET                            7,119,291            6,451,314                                 13,570,605

INVENTORY                                           5,702,132            2,565,592              500,000 a           8,767,724

PREPAIDS AND OTHER ASSETS                             795,713              376,781                                  1,172,494

DEFERRED INCOME TAXES                                 419,000                    0            1,082,000 e           1,501,000
                                                 ------------         ------------                               ------------

              TOTAL CURRENT ASSETS                 19,663,780            9,927,808                                 26,950,280

PROPERTY & EQUIPMENT                                5,718,445              296,447             (124,503)a           5,890,389
 ACCUMULATED DEPRECIATION, PP&E                    (3,552,969)            (174,503)             174,503 a          (3,552,969)

RENTAL ASSETS                                       2,026,214                    0                                  2,026,214
  ACCUM. AMORTIZATION                              (1,277,424)                   0                                 (1,277,424)

GOODWILL,                                           3,697,094                    0           16,813,000 a          20,510,094
  ACCUM. AMORTIZATON                                 (838,690)                   0                    0 a            (838,690)

DEFERRED INCOME TAXES                               1,159,870                    0           (1,082,000)e              77,870

OTHER ASSETS                                        1,652,632                    0               71,000 d           1,723,632
  ACCUM. AMORTIZATON                               (1,091,450)                   0                    0 d          (1,091,450)
                                                 ------------         ------------                               ------------

              TOTAL ASSETS                       $ 27,157,502         $ 10,049,752                               $ 50,417,946
                                                 ============         ============                               ============
LIABILITIES AND STOCKHOLDER EQUITY
CURRENT LIABILITIES:
NOTES PAYABLE, PARTNERS & AFFILIATE                                   $  3,101,674         ($ 3,101,674)c
CURRENT PORTION OF LONG-TERM DEBT                $     18,924                    0            1,350,000 a        $  1,368,324

ACCOUNTS PAYABLE                                    2,897,959              948,591                                  3,846,550

ACCRUED EXPENSES AND OTHER                          9,035,521            1,027,853              100,000 a          10,163,374
                                                 ------------         ------------                               ------------
            TOTAL CURRENT LIABILITIES              11,952,404            5,078,118                                 15,378,848


LONG-TERM DEBT, NET OF
  CURRENT PORTION                                     122,531                    0           12,150,000 a          12,272,531
                                                 ------------         ------------                               ------------

        TOTAL LIABILITIES                          12,074,935            5,078,118                                 27,651,379
                                                 ------------         ------------                               ------------

STOCKHOLDERS' EQUITY
  COMMON STOCK                                        477,241                    0              225,000 a             702,241
  ADDITIONAL PAID-IN-CAPITAL                       21,406,443                    0            7,459,000 a          28,865,443
  ACCUMULATED EARNINGS (DEFICIT)                   (6,689,440)           4,971,634           (4,971,634)b          (6,689,440)
  TREASURY STOCK                                     (111,677)                   0                                   (111,677)
                                                 ------------         ------------                               ------------

       TOTAL STOCKHOLDERS' EQUITY                  15,082,567            4,971,634                                 22,766,567
                                                 ------------         ------------                               ------------
TOTAL LIABILITIES &
  STOCKHOLDERS' EQUITY                           $ 27,157,502         $ 10,049,752                               $ 50,417,946
                                                 ============         ============                               ============

               MARLTON TECHNOLOGIES, INC. and DMS STORES FIXTURES
               PRO-FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                          Historical                             Pro-forma
                                            ---------------------------------------  -------------------------------------
                                                                                       Acquisition
                                                 Marlton               DMS             Adjustments
                                              Technologies            Store           Incr. (Decr.)         Pro-forma
                                                  Inc.              Fixtures            (Note 1)            Combined
                                            ------------------ --------------------  ----------------   ------------------

NET SALES                                    $ 36,037,550        $ 25,628,604                            $ 61,666,154

COST OF SALES                                  25,793,688          19,523,196                              45,316,884
                                             ------------        ------------                            ------------

     GROSS PROFIT                              10,243,862           6,105,408                              16,349,270

OPERATING EXPENSES:
  SELLING                                       5,789,634           1,038,537                               6,828,171

  GENERAL & ADMINISTRATIVE                      2,776,851           2,196,401             438,750  f        5,412,002
                                             ------------        ------------        ------------        ------------

     OPERATING PROFIT                           1,677,377           2,870,470                               4,019,097
                                             ------------        ------------                            ------------

OTHER INCOME (EXPENSE):
  INTEREST INCOME                                 226,832              78,545             (67,500) g          237,877

  INTEREST EXPENSE:
    PARTNERS                                            0            (207,929)            207,929  h
    OTHER                                         (30,157)                  0            (567,000) I         (597,157)


  OTHER                                           (43,003)             67,320                                  24,317
                                             ------------        ------------                            ------------

                                                  153,672             (62,064)                               (334,963)
                                             ------------        ------------                            ------------

INCOME BEFORE INCOME TAXES                      1,831,049           2,808,406                               3,774,134

PROVISION FOR INCOME TAXES                        724,000                   0             755,000  j        1,479,000
                                             ------------        ------------                            ------------

          NET INCOME                         $  1,107,049        $  2,808,406                            $  2,295,134
                                             ------------        ============                            ============

EARNINGS PER SHARE:
  PRIMARY AND FULLY DILUTED                                                                              $       0.29
                                                                                                         ============

                  NOTES TO PRO-FORMA FINANCIAL INFORMATION FOR
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

Note 1.  Pro-forma Adjustments

           Note: Adjustments (a), (b), (c), (d) and (e) reflect the allocation of the purchase price based on the estimated fair value of the assets acquired and the liabilities assumed as if the acquisition had occurred on September 30, 1997.

           (a) Reflects the consideration exchanged for the DMS partnership consisting of cash of $14,500,000, of which $13,500,000 is to be provided by a financial institution simultaneous with the Closing, and approximately $650,000 of acquisition fees, issuance of a total of 162,500 warrants for the Company's Common Stock as additional fees to the financial institution and the Company's investment banker for services in connection with the Acquisition of DMS (valued at $1.425 per warrant due to certain restrictions on the warrants), issuance to certain holders of DMS partnership interests, at Closing, 2.25 million shares of the Company's Common Stock (valued at $3.32 per share due to certain restrictions on the issued stock) of which 250,000 shares are contingent upon DMS achieving defined cumulative pre-tax earnings over a five year period, and the accrual of expected incremental costs to be incurred by the Company in connection with the Acquisition.

           Total consideration exchanged for the DMS partnership interests and the related costs of the transaction less the estimated fair market value of the net assets acquired, as determined by Company management, is classified as goodwill and is amortized over a period of 30 years.

  Cash payment                                                 $14,500,000
  Company common stock ($3.32 per share)                         7,470,000
                                                               -----------
                                                               $21,970,000
  Additional costs:
         -  Professional fees                 $     650,000
         -  Warrants to broker                      143,000
         -  Incremental direct costs                100,000        893,000
                                                  ---------    -----------
  Total consideration plus additional costs                     22,863,000

  less:
   Net assets acquired, at book value             5,500,000
   Write-up of inventory to estimated
      fair market value                             500,000
   Write-up of property & equipment
     to estimated fair market value                  50,000      6,050,000
                                                  ---------    -----------

  Goodwill                                                     $16,813,000
                                                               ===========

      A higher cost of sales will result during the quarter subsequent to the Acquisition from the revaluation of DMS' inventory to its estimated fair value. This revaluation is not an ongoing cost of operations and accordingly, an adjustment of $500,000 is not reflected in the pro forma statement of earnings for 1996.

      In calculating the value of the Company's Common Stock to be issued to the to the DMS Principals in the Acquisition for purposes of completing these pro-forma financial statements, the Company utilized a 20% discount factor off the average per share trading price of the Company's Common Stock for the ten day period comprised of the five day period prior to and the five day period following the press release announcing the Acquisition. This discount factor takes into account both (i) the overall lack of marketability of the Company's Common Stock issued to the DMS Principals in the Acquisition, due to the Rule 144 trading restrictions attached to them, and (ii) the quantity of shares issued to the DMS Principals in the Acquisition, which if sold into the marketplace by them, would depress the trading price of the Company's stock.

         (b)      Reflects elimination of the historical equity accounts of DMS.

         (c) Reflects payment to DMS Principals for notes due them from DMS as of September 30, 1997.

         (d) Reflects the valuation of 62,500 warrants for the Company's Common Stock at Closing issued to a financial institution.

         (e) Reflects the reclassification of deferred income tax asset balances from long term assets to current assets based on a change in the estimated timing of the utilization of deferred income tax benefits by the Company as a result of the Acquisition.

         Note: Adjustments (f) through (j) reflect the allocation of the purchase price based on the estimated fair value of the assets acquired and liabilities assumed as if the acquisition had occurred on January 1, 1996.

         (f) Reflects increase in depreciation and amortization resulting from adjustments to the carrying amounts of property, plant and equipment, amortization of goodwill over a period of 30 years and amortization of the value of warrants issued to a financial institution over the 5 year term of the financing arrangement.

         (g) Reflects decrease in interest income resulting from the use of available cash for the Acquisition.

         (h) Reflects the elimination of interest expense paid by DMS to its partners which will not be required subsequent to the Acquisition.

         (i) Reflects interest expense paid by the Company to a financial institution resulting from borrowings utilized to partially fund the acquisition. Interest expense is based on the adjusted LIBOR rate plus an expected spread of approximately 80 basis points. During September 1997 the non-euro dollar LIBOR rate approximated 5.7%. Accordingly, the pro-forma adjustment reflects a 6.5% annual interest rate. Should that rate increase or decrease by 1/8%, the impact during the period would be to increase or decrease interest expense by approximately $12,000 for the nine month period ended September 30, 1997.

         (j) Reflects income tax provision at 39% based on the net earnings of DMS after accounting for all pro-forma adjustments.

Note 2. Impact of Charge Against Income for Stock Consideration paid to DMS Employees.

        The pro forma financial statements did not take into consideration the impact of a $792,000 charge against DMS' income when Designated Employees received Stock Consideration as a result of the Acquisition, which was a result from DMS having to deduct from income the difference between the fair market value of such equity interests and the absence of consideration paid by the Designated Employees. This charge assumed that the full 10% of the equity interests in Fixtures were transferred to the Designated Employees immediately prior to Closing resulting in the Designated Employees receiving not more than 200,000 shares of the Company's Common Stock. To the extent Designated Employees receive equity interests in Fixtures, such shares will be issued as bonus compensation to no more than 25 such Designated Employees, and no single Designated Employee received shares of Fixtures that entitled such Designated Employee to receive in excess of 25,000 shares of Common Stock of the Company. See, "The Acquisition - General Description of the Acquisition."

                            DMS STORE FIXTURES, L.P.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

RESULTS OF OPERATIONS

        Nine months ended September 30, 1997 as compared with nine months ended September 30, 1996

Sales

        Revenues for the first nine months of 1997, approximating $25.6 million, exceeded the first nine months of 1996 revenues of approximately $21.7 million by 18% due to increased sales to both new and existing customers.

Gross Profits

        Gross profits increased from approximately 22.6% during the first nine months of 1996 to 23.8% during the related nine months of 1997. This increase was primarily attributed to higher margins on certain international sales orders which occurred during the first nine months of 1997.

Operating Income

        Operating income increased from $1,847,175 during the first nine months of 1996 to $2,870,470 during the first nine months of 1997, an increase of 55%. Additionally, operating profits increased, as a percentage of sales, from 8.5 % to 11.2 % during the first nine months of 1996 and 1997, respectively. The overall increase in operating income is a direct result of higher sales and higher margins achieved by the Company during the first nine months of 1997 as well as lower selling and general and administrative costs. As a percentage of sales, selling and general and administrative costs decreased to 12.6% during the first nine months of 1997, as compared with 14.1% during the first nine months of 1996. The significant increase in operating profits during the first nine months of 1997 as compared with the first nine months of 1996 was predominantly due to the higher gross profit margins achieved on the $25.6 million of revenues during 1997 as compared with $21.7 million of 1996 revenues for the comparative nine month period.

Other Income (Expense)

        Interest expense to partners and affiliate increased from $193,000 to $208,000 during respective first nine month periods of 1996 and 1997 relative to demand notes bearing interest at a bank's prime rate. Interest income increased to $78,545 from $60,895 during the respective nine month periods of 1997 and 1996. This increase was due to higher cash balances available for investment during 1997 as compared with 1996. DMS incurred a second quarter 1996 charge of $322,792 relative to partner deferred compensation payments.

Income Taxes

        DMS is structured as a partnership with any federal or state income tax liabilities being assumed by the respective partners. Accordingly, the DMS did not provide for federal and state income taxes during the respective nine month periods of 1997 and 1996.

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Net Income

        Net income increased from $1,399,210 during the first nine months of 1996 to $2,808,406 for the first nine months of 1997. The increase in sales and the higher gross profit percentage achieved on those sales, as well as lower other costs relative to the 1996 non-recurring restructuring of its partners' interests, significantly contributed to the higher 1997 net income level when compared with the 1996 net income level for the nine month periods. Due to the DMS's status as a non-taxable entity (see Income Taxes, above), both net income and income before the provision for income taxes are the same.

Backlog

        DMS maintained a backlog of orders approximating $7.3 million September 30, 1997 as compared with $6.1 million as of September 30, 1996.

Liquidity

        DMS's cash balances decreased from December 31, 1996 to September 30, 1997 by approximately $3.0 million. This decrease occurred primarily from cash distributions and payments against notes to the DMS partners during the first nine months of 1997 which approximated $2.6 million. Inventory increased by approximately $500,000 primarily due to the backlog of orders not delivered as of September 30, 1997. Accounts receivable increased by approximately $3.5 million due to the higher level of sales during 1997 as compared with 1996. Prepaid expenses decreased by $95,000 while accounts payable and accrued expenses increased by approximately $619,000. There were no significant purchases of property and equipment during the first nine months of 1997.

         DMS did not utilize an available $1.0 million unsecured working capital facility from a bank during the initial nine months of 1997.

        DMS's current ratio of 1.9 to 1 improved slightly as of September 30, 1997 as compared with the December 31, 1996 ratio of 1.8 to 1. Exclusive of $3.1 million of notes payable due to partner's at September 30, 1997, the Company's current ratio was approximately 5 to 1. Due to the changing nature of the partner's capital accounts, debt to equity ratios are not comparable.

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                                   SIGNATURES

           Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 26, 1997             MARLTON TECHNOLOGIES, INC.
                                     --------------------------
                                           Registrant

                                     By: /s/ E. D.  Costantini , Jr.
                                         ------------------------------------
                                         Chief Financial Officer



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